Exhibit 99.1

Seaboard Corporation Announces a $100 million Share Repurchase Program

May 21, 2025

Seaboard Corporation (NYSE AMERICAN: SEB) (the “Company”) today announced that its Board of Directors (the “Board”) approved a share repurchase program (the “Repurchase Program”) authorizing the Company to repurchase up to $100 million of its outstanding shares of common stock (“Shares”) through December 31, 2027, unless extended or earlier terminated by the Board. Under the Repurchase Program, the Company is authorized to repurchase Shares from time to time in the open-market, through block trades, in privately negotiated purchases, pursuant to a trading plan separately adopted in the future, or by other means, in accordance with federal securities laws and other applicable laws.

The Repurchase Program does not obligate the Company to acquire a minimum amount of Shares and the Repurchase Program may be modified, suspended or terminated at any time at the Company’s discretion. The Company cannot predict when or if it will repurchase any Shares or the amount of any such repurchases as the repurchases will be determined by management at its discretion and will depend on a number of factors, including constraints specified in any applicable trading plans, the market price of the Shares, general business and market conditions, alternative investment opportunities, the Company's financial conditions and applicable legal requirements. Any Shares repurchased will be retired and shall resume the status of authorized and unissued shares. Information regarding share repurchases will be available in the Company’s periodic reports on Form 10-Q and Form 10-K filed with the Securities and Exchange Commission (the “SEC”) as required by the applicable rules of the Securities Exchange Act of 1934, as amended.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including those relating to the Repurchase Program. Forward-looking statements generally may be identified as statements that are not historical in nature and statements preceded by, followed by or that include the words “believes,” “expects,” “plans,” “may,” “will,” “should,” “could,” “anticipates,” “estimates,” “intends” or similar expressions. Forward-looking statements are based only on the Company’s current beliefs, expectations and assumptions regarding its future financial condition, results of operations, plans, objectives, performance and business. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changes in assumptions or otherwise, except as required by law. Forward-looking statements are not guarantees of future performance or results. They involve risks, uncertainties and assumptions. Actual results may differ materially from those contemplated by the forward-looking statements due to a variety of factors. Further information on the Company’s risk factors is contained in filings with the SEC.

About Seaboard Corporation

Seaboard Corporation is a diversified international agribusiness, energy and transportation company, primarily engaged in domestic pork processing, biofuel production and cargo shipping. Overseas, Seaboard is primarily engaged in commodity merchandising, flour and feed milling, produce farming, electric power generation, and sugar and alcohol production.